Exhibit 99.1

FOR IMMEDIATE RELEASE:

December 31, 2018

MMA Capital Management Announces Conversion to a  Corporation and Name Change

BALTIMORE, December 31, 2018 / PRNewswire -- MMA Capital Management, LLC (NASDAQ: MMAC) (“MMA Capital” or “the Company”) today announced that, effective January 1, 2019, the Company will convert from a limited liability company to a Delaware corporation and will change its name to MMA Capital Holdings, Inc. This conversion was approved by the Company’s shareholders on November 20, 2018, and, upon its completion, the Company will continue to trade on the NASDAQ Capital Market under the ticker symbol “MMAC.”

Michael Falcone, MMA Capital’s Chief Executive Officer stated, “The conversion to a corporation and rebranding to MMA Capital Holdings are additional steps in the process of increasing accessibility for shareholders and improving the overall liquidity of our shares.  Taking these steps should hopefully increase the size of the Company’s investor pool and potentially allow the Company to qualify for certain indices over time.”

About MMAC

MMA Capital primarily invests in debt associated with renewable energy infrastructure and real estate. MMA Capital is externally managed and advised by Hunt Investment Management, LLC, an affiliate of Hunt Companies, Inc. For additional information about MMA Capital Management, LLC (NASDAQ: MMAC), please visit MMA Capital’s website at www.mmacapitalmanagement.com.  For additional information about Hunt Investment Management, LLC, please see its Form ADV and brochure (Part 2A of Form ADV) available at https://www.adviserinfo.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

This Release contains forward-looking statements intended to qualify for the safe harbor contained in Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as "may," "will," "should," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "seek," "would," "could," and similar words or are made in connection with discussions of future operating or financial performance.

Forward-looking statements reflect our management’s expectations at the date of this Release regarding future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. Our actual results and financial condition may differ materially from what is anticipated in the forward-looking statements. There are many factors that could cause actual conditions, events or results to differ from those anticipated by the forward-looking statements contained in this Release. These factors include changes in market conditions that affect the willingness of potential investors or lenders to provide us with debt or equity, changes in market conditions that affect the value or marketability of assets we own, changes in market conditions or other factors that affect our access to cash that we may need to meet our commitments to other persons, changes in interest rates or other conditions that affect the value of mortgage loans we have made, changes in interest rates that affect our cost of funds, tax laws, environmental laws or other conditions that affect the value of the real estate underlying mortgage loans we own, and changes in tax laws or other things beyond our control that affect the tax benefits available to us and our investors. Readers are cautioned not to place undue reliance on forward-looking statements. We have not undertaken to update any forward-looking statements in this Release.

MMA CAPITAL MANAGEMENT: INTEGRITY. INNOVATION. SERVICE.

www.mmacapitalmanagement.com

Source: MMA Capital Management, LLC

For further information: Brooks Martin, Investor Relations, (855) 650‑6932